Exhibit 99.1

Caladrius Biosciences Announces the Resignation of Joseph Talamo, Chief Financial Officer

BASKING RIDGE, N.J. (August 5, 2020) – Caladrius Biosciences, Inc. (Nasdaq: CLBS) (“Caladrius” or the “Company”), a clinical-stage biopharmaceutical company dedicated to the development of cellular therapies designed to reverse, not simply manage, disease, today announced that Joseph Talamo, Chief Financial Officer (“CFO”), has tendered his resignation in order to explore leadership opportunities outside of Caladrius. To ensure a smooth transition, Mr. Talamo plans to continue to serve as CFO until August 21, 2020. Caladrius has initiated a search to identify qualified candidates to fill the permanent CFO position and will provide an update in due course.
“Joe has been an asset to Caladrius during his nine years of service and I thank him on behalf of the entire Company for his service and dedication. We wish him all the best in his new endeavor,” said David J. Mazzo, PhD, President and Chief Executive Officer of Caladrius.

About Caladrius Biosciences

Caladrius Biosciences, Inc. is a clinical-stage biopharmaceutical company dedicated to the development of cellular therapies designed to reverse, not manage, disease. We are developing a first- in-class cell therapy product that is based on the notion that our body contains finely tuned mechanisms for self-repair. Our technology leverages and enables these mechanisms in the form of specific cells, using formulations and modes of delivery unique to each medical indication.

The Company's current product candidates include CLBS119, a CD34+ cell therapy product candidate for the repair of lung damage found in patients with severe COVID-19 infection who experienced respiratory failure, for which the Company plans to initiate a clinical trial in the coming months, as well as three developmental treatments for ischemic diseases based on its CD34+ cell therapy platform: CLBS12, recipient of SAKIGAKE designation and eligible for early conditional approval in Japan for the treatment of critical limb ischemia ("CLI") based on the results of an ongoing clinical trial; CLBS16, the subject of a recently completed positive Phase 2 clinical trial in the U.S. for the treatment of coronary microvascular dysfunction ("CMD"); and CLBS14, a Regenerative Medicine Advanced Therapy ("RMAT") designated therapy for which the Company has finalized with the U.S. Food and Drug Administration (the "FDA") a protocol for a Phase 3 confirmatory trial in subjects with no-option refractory disabling angina ("NORDA"). For more information on the company, please visit www.caladrius.com.

Contact:

Investors: Caladrius Biosciences, Inc. John Menditto Vice President, Investor Relations and Corporate Communications Phone: +1-908-842-0084 Email: jmenditto@caladrius.com

Media:
W2O Group
Christiana Pascale
Phone: +1-212-257-6722
Email: cpascale@w2ogroup.com

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